Exhibit 10.72

Equity Sales Contract

Signing Parties:	Seller: Aerkomm Inc.	(Hereafter referred to as Party A)
	Buyer: dMobile Systems Co. Ltd.	(Hereafter referred to as Party B)
	Pledgee: Zhiming Xu	(Hereafter referred to as Party C)

1.	Object of the Transaction: The total of 25,500,000 shares of equity owned by Party A in Aerkomm Taiwan Inc..

2.	Total Sale Price: $255,000,000 New Taiwan Dollars (NTD) (hereafter referred to as “yuan”)

3.	Payment term: Party B shall pay the total price of the transaction in full to Party A no later than 180 days after the signing of this agreement.

4.	The delivery method and pledge/implementation of the Sale’s objectives:

a.	Both Party A and Party B agree that within three (3) days of signing this contract, Party A shall transfer the subject of the transaction to Party B, and Party B shall at the same time pledge $255,000,000 yuan (hereafter referred to as the "Disputed Lien") on the subject of the transaction to the designated pledgee (Party C) appointed by Party A. After Party B pays the total purchase price to Party A, Party C may release/cancel the Disputed Lien (i.e., Party C shall notify and handle the release/cancellation of the Disputed Lien towards Aerkomm TaiwanInc.).

b.	If Party B fails to pay the total transaction price within the specified time, Party A' has the right to claim breach of contract compensation against Party B according to Article 5 of this contract andParty C may also exercise the provisions of the floating lien agreement (transfer the ownership of the Collateral to Party C) and all the rights related to the disputed lien (methods of exercising the disputed lien include but are not limited to auctioning off the Collateral and repayment with the sale proceeds, acquiring ownership of the Collateral along with all rights and interests derived from the Collateral, and disposal of the Collateral by means other than an auction, such as selling the Collateral to a specific person, etc.).

5.	Breach of Contract:

If either Party of this agreement violates their contractual obligations and fails to fulfill their obligations even after being notified by the other Party, the injured Party may terminate this Contract, and the Party in breach shall compensate the other party for all losses so they may return that Party to the state they were in prior to the Contract.

6.	In the event of a dispute arising from this contract, all three Parties agree that the laws of the Republic of China (Taiwan) govern as the applicable law. Additionally, all three Parties accept the Northern Taiwan Court as the court of original jurisdiction.

7.	The original copy of this Contract has been duplicated into three copies, so that Parties A, B, and C may all hold a copy for their records.

Signing Parties:

Party A: Aerkomm Inc.

Legal Representative: Louis Giordimaina

Unified ID Number: USCA3172

Party B: dMobile Systems Co. S Ltd.

Unified ID Number: 2795766

Representative: Shengjun Zhang

Address: 3rd Floor, No. 77 Hengyang Road, Zhongzheng District, Taipei City

Party C: Zhiming Xu

ID Number: Q122269543

Address: 10th Floor, No. 51, Hengyang Road, Zhongzheng District, Taipei City

12/29/2022